UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2015

GenVec, Inc.
(Exact name of registrant as specified in its charter)

Delaware (state or other jurisdiction of incorporation)	000-24469 (Commission File Number)	23-2705690 (I.R.S. Employer Identification No.)

910 Clopper Road Suite 220N Gaithersburg, Maryland	20878 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (240) 632-0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 21, 2015, the Board of Directors of GenVec, Inc. (the “Company”) expanded the size of the Board of Directors by one director and appointed Michael Richman to fill the resulting vacancy. Mr. Richman’s term will expire at the 2015 annual meeting of stockholders of the Company.

Mr. Richman has been President and Chief Executive Officer of Amplimmune, a member of the AstraZeneca Group, since 2013. Prior to Amplimmune’s acquisition by AstraZeneca, he was president and then president and chief executive officer of Amplimmune when it was a privately-held biologics company focused on cancer and autoimmune diseases. From 2002 through 2007, he was the executive vice president and chief operating officer of MacroGenics, a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, autoimmune disorders and infectious diseases. Mr. Richman has more than 30 years of experience working in research, intellectual property and business development capacities. Mr. Richman is also member of the boards of directors of publicly-traded Opexa Therapeutics, Inc. and Pieris Pharmaceuticals, Inc. and privately-held Madison Vaccines Incorporated.

Mr. Richman is expected to be compensated according to the Company’s policy for non-employee directors, which is set forth under the heading Director Compensation Table in the Company’s definitive proxy statement for its 2014 annual meeting of stockholders. That description is incorporated in this Current Report by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

By:	/s/ Douglas J. Swirsky
Douglas J. Swirsky
President, Chief Executive Officer and Corporate Secretrary

Dated:  April 23, 2015